Exhibit 10.15

Kevin Cox
Chief Human Resources Officer

GE Corporate
5 Necco Street
Boston, MA 02210
EXECUTION COPY	USA

June 15, 2021

Mr. Peter Arduini

Dear Pete:

We are pleased to offer you the position of President & Chief Executive Officer of GE Healthcare. The details of this offer, which is contingent upon the successful completion of a background check, reference check, and a drug test, are as set forth below:

Position Details: Effective January 3, 2022, you will begin your employment with the Company as President & Chief Executive Officer of GE Healthcare, reporting directly to the Larry Culp, GE’s Chairman and Chief Executive Officer. Your principal location will be Pennsylvania through December 2022, but you will travel to other locations as necessary to fulfill your responsibilities of the role.

Compensation: Target Total Direct Compensation for this position is $9,812,500 comprised of three components noted below:

(a)	Base Salary: You will receive an annual base salary of $1,250,000 (“Base Salary”), payable by the Company in accordance with its normal payroll practices.

(b)

Annual Incentive Bonus: You will be eligible to receive an annual incentive bonus, under the Company’s Annual Executive Incentive Program or any successor or replacement program, with each year’s Annual Bonus having a target of 125% of your Base Salary (“AEIP Target”), which shall be determined and paid in accordance with the Company’s normal procedures. For the 2021 performance year, you will be eligible for a pro-rated bonus, payable at target.

(c)

Long Term Incentive Award (“LTIP Award”): You will be eligible to participate in the Company’s annual long-term incentive equity grant program with a targeted grant fair value of $7,000,000 beginning with the annual grant scheduled for March 1, 2022. Your award will be delivered 50% in Performance Stock Units (based on a Monte Carlo calculation), 30% in Stock Options (based on a Black Scholes methodology), and 20% in Restricted Stock Units (based on the 30 day average prior to and including the grant date). All LTIP Awards will be governed by the terms and conditions consistent with awards made to other similarly situated officers of the Company.

(d)

Sign-On Award: As further consideration for your joining the Company, and in recognition of the value of the long-term incentive, you will be granted an award of performance stock units with a grant date fair market value of $5,000,000. The PSU award will be granted as soon as practical following the start of your employment, will not be negatively affected by any change in business ownership, and will vest contingent upon (i) meeting specific performance metrics and targets tied to GE Healthcare, and (ii) your continued service with GE until 2024. Metrics and targets will be established annually by the Management Development and Compensation Committee as part of the Annual Executive Incentive Plan (AEIP) for performance years 2022, 2023 and 2024.

(e)

Cash Payment in Lieu of Forfeited Bonus: Should your current employer elect not to pay you the annual bonus for the 2021 performance year, GE will provide you a cash sign-on award in lieu of the actual amount of the forfeited bonus, not to exceed a maximum of $1,500,000. This payment, if necessary, will be made on or about March 1, 2022. Similar to your annual salary and other payments, this amount is subject to applicable tax and other withholding. This special cash payment must be repaid to the company if: (i) you resign on or before the one-year anniversary of its payment; and/or (ii) you are found, in the company’s sole discretion, to have engaged in conduct that would give rise to a termination for Cause (as defined below), regardless of whether this conduct was discovered during your employment or after your termination of employment. A termination for “Cause” means your: (a) breach of the Employee Invention and Proprietary Information Agreement (“EIPIA”) or any other confidentiality, non-solicitation, or non-competition agreement with the company or its affiliate, or breach of a material term of any other agreement between you and the company or its affiliate; (b) engagement in conduct that results in, or has the potential to cause material harm financially, reputationally, or otherwise to the company or its affiliate; (c) commission of an act of dishonesty, fraud, embezzlement or theft; (d) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) failure to comply with the company’s or affiliate’s policies and procedures, including but not limited to The Spirit and Letter Policy.

(f)

Employee Benefits: You will be eligible to participate in all employee benefit plans generally available to similarly situated Officers of the Company. All aspects of these benefits will be governed by GE plans and policies, a summary of which is included as a reference. In addition, you will be eligible to participate in GE’s domestic relocation program beginning in January 2023.

Severance Payment: If your employment with GE is terminated (i) other than for cause or with good reason, (ii) due to death or disability or (iii) in connection with a change in control (as described below) that does not result in your receiving a comparable offer with the purchaser, you will receive the Company’s standard Officer Severance package, which includes a lump sum payment equal to 18 months of base salary and, assuming you remain employed through the first quarter of the year in which your employment terminates, a pro-rated AEIP payment. For purposes of this paragraph, a change in control shall occur if a person/entity acquires ownership of stock of GE or your business, that, together with prior holdings, constitutes at least 50% of the total fair market value or total voting power of the outstanding shares of GE or your business, or a sale of substantially all of the assets of GE or your business. For purposes of this letter:

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“Cause” shall mean the occurrence of any of the following: (1) your willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental disability) or comply with any valid and legal directive of the Company or the Board that is consistent with your position; (2) your engagement, or the discovery of your having engaged, in dishonesty, illegal conduct, or misconduct, which, in each case, materially harms or is reasonably likely to materially harm the Company; (3) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (4) your willful or grossly negligent unauthorized disclosure of Confidential Information; (5) your material breach of any material obligation under this letter or any other written agreement between you and the Company which materially harms or is reasonably likely to materially harm the Company; or (6) your willful material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time.

“Good Reason” shall mean the occurrence of any of the following, in each case without your written consent: (1) any reduction in your target compensation or any failure to pay any compensation when due; (2) any material breach by the Company of any material provision of this letter or any material provision of any other agreement between you and the Company; or (3) a material, adverse change in your title, authority, duties, responsibilities or reporting relationships (other than temporarily while the you are physically or mentally incapacitated or as required by applicable law).

Restrictive Covenants: During your employment, and for the 12 month period following your termination of employment, you will not directly or indirectly: (i) provide services to a competitor of the Company’s GE Health care division in a position in which your duties will be substantially similar to the duties you performed for the Company and/or will require you to work on products or services that are competitive with the products or services you worked on during the two years prior to your termination, or (ii) solicit the employment of, hire, or encourage any Senior Professional Band employee or above to leave his/her position or accept employment outside of the Company, including in any company with which you may subsequently become involved (in accordance with the Company’s standard non-solicit agreement which you agree to sign in connection with the on-boarding process).

Confidentiality: You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the Company and its customers that constitutes a valuable asset of the Company and that is not available to the public. You agree that you will not use or disclose the Company’s Confidential Information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the Company. You further agree that you will sign the Company’s Employee Invention and Proprietary Information Agreement (“EIPIA”) as part of the on-boarding process and will abide by the terms of that Agreement.

Please note, this offer is contingent upon your agreement to the conditions of employment described in the company’s “Acknowledgement of Conditions of Employment”. Your acknowledgment of this document and all required documentation will be collected electronically through the GE Hire on boarding tool. More information on how to access this tool will be provided shortly. Nothing in this letter is a guarantee of employment for any fixed period or changes your at-will employment status with the company or its affiliate.

Pete, I am incredibly excited about the prospect of your joining our team. We look forward to your acceptance of this offer and response by email by June 21, 2018.

If you have any questions, please don’t hesitate to contact me directly.

Sincerely,

/s/ L. Kevin Cox
L. Kevin Cox

Please signify your acceptance of this offer letter:

/s/ Peter J. Arduini	6/21/2021
Signature	Date

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